News Release

Contact:	Jack R. Callison, Jr. 800-982-9293 • 303-708-5959

Archstone-Smith Acquires Manhattan High-rise
Expands Manhattan Presence with the Acquisition of The Sonoma

DENVER — March 8, 2004 — Archstone-Smith (NYSE:ASN), one of the nation’s largest apartment companies, announced the acquisition of The Sonoma, a 254-unit apartment community in Manhattan’s Murray Hill area. Representing a total expected investment of $125.5 million, the community is located at the corner of East 39th Street and Second Avenue. Nearby landmarks include the Empire State Building, the Chrysler Building, The United Nations, New York Public Library and the world-class shopping of Fifth Avenue. Completed in 2001, the 29-story high-rise will operate under the company’s Charles E. Smith brand. The Sonoma was purchased from The Related Companies, L.P.

“Manhattan represents a significant component of our long-term strategy to own apartments in highly desirable neighborhoods with expensive single-family homes and limited land upon which to build new housing,” said R. Scot Sellers, chairman and chief executive officer. “We are extremely pleased to expand our presence in this important core market and will continue to strategically pursue incremental investment opportunities here.” Archstone-Smith also owns The Park Hudson, formerly 101 West End Avenue, a 506-unit community on Manhattan’s Upper West Side.

Archstone-Smith financed the acquisition through the assumption of $70.0 million of tax-exempt low floating rate bonds and $4.9 million in taxable low floating rate bonds, with a current all-in interest rate of 1.8%. The remaining funds came from tax-deferred exchange proceeds from dispositions of communities that no longer meet the company’s long-term investment criteria. “This transaction exemplifies the benefits of our capital recycling strategy, which allows us to take advantage of investment opportunities in our core markets,” said Mr. Sellers.

The Sonoma offers studio, 1- and 2-bedroom apartments, ranging from 542 square feet to 1,018 square feet. On-site amenities include 24/7 concierge, valet services, a state-of-the art fitness center, clubroom, bike storage and an Internet-ready video-conferencing center.

Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. With a current total market capitalization of $10.3 billion, Archstone-Smith owns and operates an irreplaceable portfolio of high-rise and garden apartment communities concentrated in many of the most desirable neighborhoods in the greater Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, Chicago, Boston, Southeast Florida, Seattle and the greater New York City metropolitan area. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith tries to ensure peace of mind for its customers – and defines the standard for apartment operations. As of December 31, 2003, Archstone-Smith owned or had an ownership position in 249 apartment communities, representing 88,163 units, including units under construction.

A Fortune 1000 company, Archstone-Smith is recognized as one of America’s Most Admired Companies for 2004 by Fortune Magazine. It is also the second-largest public company in Colorado based on 2003 net income and ranks 348 on the Forbes Super500 List for 2003. To find out more, visit ArchstoneSmith.com.

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Archstone-Smith Acquires Manhattan High-rise

Archstone-Smith’s press releases are available on the company’s web site at www.archstonesmith.com or by calling (800) 982-9293.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management’s beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See “Risk Factors” in Archstone-Smith’s 2003 Annual Report on Form 10-K for factors that could affect Archstone-Smith’s future financial performance.